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FOR IMMEDIATE RELEASE                   CONTACT:  Alan Fletcher
                                                  Vice President and Treasurer
                                                  Cedar Income Fund, Ltd.
                                                  (319) 398-8895


               TENDER OFFER FOR CEDAR INCOME FUND, LTD. EXTENDED


CEDAR RAPIDS, IOWA -- February 26, 1998 -- Cedar Income Fund, Ltd. (the "Company"), announced today that it has entered into a letter agreement dated February 24, 1998 (the "Letter Agreement"), with Cedar Bay Company (the "Bidder") and SKR Management Corp. ("SKR"). SKR and the Company have previously entered into a Memorandum of Understanding (the "Memorandum of Understanding"), dated as of December 5, 1997, pursuant to which the Bidder commenced, on January 12, 1998, a tender offer (the "Offer") to purchase all of the outstanding shares of common stock of the Company for $7.00 per share in cash. Pursuant to the Letter Agreement, the Company has agreed to the extension of the Offer by the Bidder until 12:00 Midnight, New York City time, on March 27, 1998. The Bidder requested the extension "in order to finalize financing arrangements."SKR has deposited with the Company an additional $250,000 to be held as an increase in the current earnest money deposit of $750,000. The parties have additionally agreed to certain amendments to the Memorandum of Understanding relating to the return of the earnest money deposit.